EXHIBIT 10R
July 26, 2007
[Name of Director]
One Vision Drive
Natick, MA 01760
Dear [name]:
This is to inform you that on April 18, 2007, the Compensation Committee took action to amend your outstanding options to acquire shares of common stock of Cognex Corporation (the “Corporation”) as follows:
“In the event of a corporate transaction, including a merger or reorganization, whereby the holders of the outstanding shares of common stock of the Corporation before the transaction fail to have a beneficial interest of 51 percent or more of the shares of outstanding common stock of the Corporation or its successor (or its ultimate parent) after the consummation of the transaction, all your outstanding options to acquire shares of common stock of the Corporation shall become vested and fully exercisable immediately prior to the consummation of the transaction.”
All your outstanding Stock Option Agreements with the Corporation as of the date of this letter, are deemed amended in accordance with the foregoing.
Sincerely yours,
/s/ Jerald Fishman
Jerald Fishman
Chairman, Compensation Committee
Cognex Corporation